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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               HARRIS CORPORATION

                              MANATEE MERGER CORP.

                                       AND

                           EXIGENT INTERNATIONAL, INC.

                               DATED APRIL 2, 2001


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                                TABLE OF CONTENTS

THE OFFER.........................................................................................................2

   1.01.  THE OFFER...............................................................................................2
   1.02.  TARGET ACTION...........................................................................................3

THE MERGER........................................................................................................5

   2.01.  THE MERGER..............................................................................................5
   2.02.  EFFECTIVE TIME; CLOSING.................................................................................5
   2.03.  EFFECT OF THE MERGER....................................................................................5
   2.04.  ARTICLES OF INCORPORATION; BYLAWS.......................................................................6
   2.05.  DIRECTORS AND OFFICERS..................................................................................6
   2.06.  CONVERSION OF SECURITIES................................................................................6
   2.07.  EMPLOYEE STOCK OPTIONS..................................................................................7
   2.08.  DISSENTING SHARES.......................................................................................7
   2.09.  SURRENDER OF SHARES; STOCK TRANSFER BOOKS...............................................................7
   2.10.  ADJUSTMENTS............................................................................................10
   2.11.  LOST CERTIFICATES......................................................................................10

REPRESENTATIONS AND WARRANTIES OF THE TARGET.....................................................................10

   3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES...........................................................10
   3.02.  CERTIFICATE OF INCORPORATION AND BYLAWS................................................................11
   3.03.  CAPITALIZATION.........................................................................................11
   3.04.  AUTHORITY RELATIVE TO THIS AGREEMENT...................................................................12
   3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.............................................................12
   3.06.  PERMITS; COMPLIANCE....................................................................................13
   3.07.  SEC FILINGS; FINANCIAL STATEMENTS......................................................................13
   3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS...................................................................14
   3.09.  ABSENCE OF LITIGATION..................................................................................15
   3.10.  EMPLOYEE BENEFIT PLANS.................................................................................15
   3.11.  LABOR MATTERS..........................................................................................17
   3.12.  TAXES..................................................................................................17
   3.13.  ENVIRONMENTAL MATTERS..................................................................................18
   3.14.  OPINION OF FINANCIAL ADVISOR...........................................................................19
   3.15.  BROKERS................................................................................................20
   3.16.  MATERIAL CONTRACTS.....................................................................................20
   3.17.  OFFER DOCUMENTS; SCHEDULE 14D-9........................................................................21
   3.18.  DGCL SECTION 203, STATE TAKEOVER LAWS..................................................................21
   3.19.  BOARD RECOMMENDATION...................................................................................21
   3.20.  LEASED PROPERTIES......................................................................................21
   3.21.  INTELLECTUAL PROPERTY..................................................................................22
   3.22.  VOTE REQUIRED..........................................................................................22
   3.23.  AMENDMENT TO THE TARGET'S RIGHTS PLAN..................................................................23
   3.24.  TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES; LEASES; CONDITION TO FACILITIES AND
          MACHINERY AND EQUIPMENT................................................................................23




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


   3.25.  ABSENCE OF SENSITIVE PAYMENTS..........................................................................23
   3.26.  CHANGE OF CONTROL......................................................................................23

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB......................................................24

   4.01.  EXISTENCE; GOOD STANDING, CORPORATE AUTHORITY..........................................................24
   4.02.  AUTHORITY RELATIVE TO THIS AGREEMENT...................................................................24
   4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.............................................................24
   4.04.  OFFER DOCUMENTS; PROXY STATEMENT.......................................................................25
   4.05.  BROKERS................................................................................................26
   4.06.  FINANCIAL RESOURCES....................................................................................26
   4.07.  INTERIM OPERATIONS OF ACQUIROR SUB.....................................................................26
   4.08.  ACQUIROR OWNED SHARES..................................................................................26

CONDUCT OF BUSINESS PENDING THE ELECTION OF DIRECTORS............................................................26

   5.01.  CONDUCT OF BUSINESS BY THE TARGET PENDING THE ACQUIROR SUB'S ELECTION DATE.............................26

ADDITIONAL AGREEMENTS............................................................................................28

   6.01.  SHAREHOLDER'S MEETING..................................................................................29
   6.02.  PROXY STATEMENT........................................................................................29
   6.03.  TARGET BOARD REPRESENTATION; SECTION 14(F).............................................................29
   6.04.  ACCESS TO INFORMATION; CONFIDENTIALITY.................................................................30
   6.05.  NO SOLICITATION OF TRANSACTIONS........................................................................31
   6.06.  DIRECTORS' AND OFFICERS' INDEMNIFICATION...............................................................32
   6.07.  OBLIGATIONS OF ACQUIROR SUB............................................................................33
   6.08.  PUBLIC ANNOUNCEMENTS...................................................................................33
   6.09.  DELIVERY OF SEC DOCUMENTS..............................................................................34
   6.10.  NOTIFICATION OF CERTAIN MATTERS........................................................................34
   6.11.  FURTHER ACTION.........................................................................................34
   6.12.  EMPLOYEE BENEFITS......................................................................................34
   6.13.  APPROPRIATE ACTION: CONSENTS; FILINGS..................................................................35
   6.14.  PAYMENTS IN RESPECT OF TARGET OPTIONS..................................................................36

CONDITIONS TO THE MERGER.........................................................................................37

   7.01.  CONDITIONS TO THE MERGER...............................................................................37

TERMINATION, AMENDMENT AND WAIVER................................................................................37

   8.01.  TERMINATION............................................................................................37
   8.02.  FEES AND EXPENSES......................................................................................39
   8.03.  AMENDMENT..............................................................................................39
   8.04.  WAIVER.................................................................................................40

GENERAL PROVISIONS...............................................................................................40

   9.01.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.............................................40
   9.02.  NOTICES................................................................................................40
   9.03.  CERTAIN DEFINITIONS....................................................................................41


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

   9.04.  SEVERABILITY...........................................................................................42
   9.05.  ASSIGNMENT; BINDING EFFECT; BENEFIT....................................................................42
   9.06.  INCORPORATION OF SCHEDULES.............................................................................42
   9.07.  SPECIFIC PERFORMANCE...................................................................................42
   9.08.  GOVERNING LAW..........................................................................................42
   9.09.  HEADINGS...............................................................................................43
   9.10.  COUNTERPARTS...........................................................................................43
   9.11.  WAIVER OF JURY TRIAL...................................................................................43
   9.12.  ENTIRE AGREEMENT.......................................................................................43




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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2001 (this "AGREEMENT"), by and among Harris Corporation, a Delaware corporation ("ACQUIROR"), Manatee Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror ("ACQUIROR SUB"), and Exigent International, Inc., a Delaware corporation (the "TARGET").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Acquiror, Acquiror Sub and the Target have each determined that it is advisable and in the best interests of their respective companies and shareholders for Acquiror, through Acquiror Sub, to acquire the Target upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, it is proposed that Acquiror will cause Acquiror Sub to make a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "OFFER") to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Target ("TARGET COMMON STOCK") including the associated rights ("RIGHTS") to purchase shares of Series B Junior Participating Preferred Stock issued pursuant to the Target's Rights Plan (as hereinafter defined) (the shares of Target Common Stock, together with the associated Rights being hereinafter individually referred to as a "SHARE" and being hereinafter collectively referred to as the "SHARES") for $3.55 per Share (such amount, or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "PER SHARE AMOUNT") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement, including ANNEX A hereto, and the Offer;

         WHEREAS, the Board of Directors of Acquiror and Acquiror Sub have approved the making of the Offer and the transactions related thereto;

         WHEREAS, the Board of Directors of the Target has (a) approved this Agreement and the transactions contemplated hereby, including the Offer and (b) declared the advisability and fairness of this Agreement and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer;

         WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Acquiror, Acquiror Sub and the Target have each approved the merger (the "MERGER") of Acquiror Sub with and into the Target in accordance with the Delaware General Corporation Act ("DELAWARE LAW") following the consummation of the Offer pursuant to which each issued and outstanding Share not owned by the Acquiror or the Target and not constituting Dissenting Shares (as hereinafter defined) will be converted into the right to receive the per Share consideration paid pursuant to the Offer and upon the terms and subject to the conditions set forth herein;

         WHEREAS, in order to induce Acquiror and Acquiror Sub to enter into this Agreement, concurrently herewith Acquiror and a certain shareholder of the


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Target (the "Tendering Shareholder") are entering into a Voting and Tender
Agreement dated as of the date hereof (the "VOTING AND TENDER AGREEMENT") in the form attached hereto as EXHIBIT A; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Acquiror Sub and the Target hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

         SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in ANNEX A hereto shall have occurred or be existing (unless such event shall have been waived by Acquiror Sub), Acquiror shall cause Acquiror Sub to commence, and Acquiror Sub shall commence, the Offer at the Per Share Amount as prompt as reasonably practicable after the date hereof, but in no event later than fifteen (15) days after the date hereof. The initial expiration date for the Offer (the "INITIAL OFFER EXPIRATION DATE") shall be no longer than twenty
(20) business days following the commencement of the Offer. The obligation of Acquiror Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "MINIMUM CONDITION") that at least the number of Shares that, when combined with the Shares, if any, already owned by Acquiror and its direct and indirect subsidiaries, constitute fifty-one percent (51%) of the "Voting Shares" shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in ANNEX A hereto and to the terms and conditions of this Agreement. "VOTING SHARES" means the then outstanding Shares, together with all of the then issued and outstanding shares of Class A Preferred Stock, par value $.01 per share (the "Class A Preferred Stock") and all of the Shares issuable under Options (as defined in Section 2.07) that are or may become exercisable between the Tender Offer Acceptance Date (as defined below) and the Effective Time (as defined in Section 2.02) or under any other option, warrant, convertible security or right or other commitment or arrangement in effect on the Tender Offer Acceptance Date. Acquiror Sub expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding Section 8.03) no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to those set forth in ANNEX A hereto, (D) amends or changes the terms



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and conditions of the Offer in any manner materially adverse to the holders of
Shares (other than Acquiror and its subsidiaries) or (E) changes or waives the Minimum Condition without the consent of the Target. Notwithstanding the foregoing sentence, Acquiror Sub may, without the consent of the Target (x) extend the Offer for one or more subsequent offering periods of up to an additional 20 business days in the aggregate, if at the scheduled or extended expiration date of the Offer any of the conditions to Acquiror Sub's obligations to purchase the Shares have not been satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law, and (z) extend the Offer for one or more subsequent offering periods of up to an additional 20 business days in the aggregate pursuant to Rule 14d-11 of the Exchange Act (as hereinafter defined). For purposes of this Agreement, the "MC OFFER EXPIRATION DATE" shall mean the expiration date of the Offer, including any extension occurring pursuant to clause (x) or clause (y) of the immediately preceding sentence and the "Tender Offer Acceptance Date" means the date on which Acquiror Sub shall have first paid for Shares validly tendered and not withdrawn pursuant to the Offer. Notwithstanding the foregoing, the Offer may not be extended beyond the date of termination of this Agreement pursuant to Section 8. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Acquiror Sub shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

         (b) As soon as reasonably practicable on the date of commencement of the Offer, Acquiror Sub shall file with the SEC and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any other appropriate documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Acquiror, Acquiror Sub and the Target agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Acquiror and Acquiror Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Target and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Acquiror and Acquiror Sub will provide the Target and its counsel with a copy of any written comments or telephonic notification of any verbal comments Acquiror or Acquiror Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide the Target and its counsel with a copy of any written responses and telephonic notification of any verbal response of Acquiror, Acquiror Sub or their counsel. In the event that the Offer is terminated or withdrawn by Acquiror Sub, Acquiror and Acquiror Sub shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined herein).

         SECTION 1.02. TARGET ACTION. (a) The Target hereby approves of and consents to the Offer and represents that (i) the Target's Board of Directors, at a meeting duly called and held on April 2, 2001, has (A) determined that this Agreement, the Voting and Tender Agreement and the transactions contemplated hereby and thereby, including, without limitation, the terms of the Offer and



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

entering into the Merger (collectively, the "TRANSACTIONS"), are fair to and in the best interests of the holders of Shares (other than Acquiror and its Subsidiaries), (B) approved, adopted and declared the advisability of this Agreement and the Transactions and (C) resolved to recommend, subject to the conditions set forth herein, that the shareholders of the Target accept the Offer and approve this Agreement and the Transactions; (D) acknowledged that such approval is effective for purposes of Section 203 of the Delaware Law and for purposes of subsection 2(d)(7) of Section 607.0902 of the Florida Statutes (the "FLORIDA CONTROL-SHARE ACQUISITION LAW"), (E) approved and adopted an amendment to the Rights Plan (as defined in Section 3.03) providing that the execution of this Agreement or the Voting and Tender Agreement, or consummation of the Transactions, will not cause (a) the Rights to become exercisable under the Rights Plan or to separate from the stock certificates, (b) a Distribution Date or Share Acquisition Date each as defined in the Rights Plan to occur or
(c) Acquiror, Acquiror Sub or any of their Affiliates to be deemed an Acquiring Person (as defined in the Rights Plan), and (ii) CIBC World Markets Corp. ("TARGET BANKER") has delivered to the Target's Board of Directors an opinion to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of Shares (other than the Acquiror and its affiliates) is fair, from a financial point of view, to such holders. The Target has been authorized by Target Banker, subject to prior review and approval of Target Banker, to include a reproduced copy of such opinion (or references thereto) in the Offer to Purchase and in the Schedule 14D-9 (as defined in paragraph (b) of this Section 1.02) and the Proxy Statement referred to in Section 6.02. The Target hereby consents to the inclusion in the Offer Documents of the recommendation of the Target's Board of Directors described above; provided, however, that subject to the provisions of Section 6.05, such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 6.05).

         (b) As soon as reasonably practicable on the date of commencement of the Offer, the Target shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing, (subject to the right to withdraw, amend or modify such recommendation in accordance with Section 6.05), the recommendation of the Target's Board of Directors described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. The Target, Acquiror and Acquiror Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Target further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Schedule 14D-9 shall comply in all material respects with the applicable provisions of the securities laws. Acquiror, Acquiror Sub and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Target will provide Acquiror and Acquiror Sub and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Target may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and will provide Acquiror and Acquiror Sub and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Target or its counsel.



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


         (c) The Target shall promptly furnish Acquiror Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable. The Target shall furnish Acquiror Sub with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Acquiror, Acquiror Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Acquiror and Acquiror Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver promptly to the Target all copies of such information then in their possession and shall certify in writing to the Target its compliance with this Section 1.02(c).

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement (including Article VII), and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Acquiror Sub shall be merged with and into the Target. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Target shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be Harris-Exigent, Inc.. At the election of the Acquiror, any direct or indirect wholly owned subsidiary of Acquiror may be substituted for Acquiror Sub as a constituent corporation in the Merger. In such event, this Agreement shall be deemed modified to reflect the foregoing, and if requested by Acquiror, the Target agrees to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         SECTION 2.02. EFFECTIVE TIME; CLOSING. As promptly as practicable and in no event later than ninety (90) days after consummation of the Offer, the satisfaction or waiver of the conditions set forth in Article VII, (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (the "SECRETARY") in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The term "EFFECTIVE TIME" means the date and time of the filing of the Certificate of Merger with the Secretary (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the Miami, Florida offices of Baker & McKenzie (or such other place and time as the parties may agree).

         SECTION 2.03. EFFECT OF THE MERGER. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law.



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

         SECTION 2.04. ARTICLES OF INCORPORATION; BYLAWS. (a) At the Effective Time, the Certificate of Incorporation of the Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Delaware Law provided that the name shall be changed to Harris-Exigent, Inc.

         (b) At the Effective Time, the Bylaws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         SECTION 2.05. DIRECTORS AND OFFICERS. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until a successor is elected or appointed and has qualified or until the earliest of such director's death, resignation, removal or disqualification, and the officers of the Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the Bylaws of the Surviving Corporation.

         SECTION 2.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Sub, the Target or the holders of any of the following shares of capital stock:

         (a) Each Share and each share of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share. All such Shares and such shares of Class A Preferred Stock when so converted shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest;

         (b) Each Share held in the treasury of the Target and each Share owned by Acquiror Sub, Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Target immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

         (c) Each share of Common Stock, par value $0.01 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.



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


         SECTION 2.07. EMPLOYEE STOCK OPTIONS. Immediately after the Effective Time, each outstanding option to purchase Shares (in each case, an "OPTION") granted under the Target's (a) Incentive Stock Option Plan 1Q (Non-Qualified),
(b) Incentive Stock Option Plan 2Q, (c) Incentive Stock Option Plan 3Q, (d) Incentive Stock Option Plan 4Q, (e) Independent Directors Stock Option Plan
(5NQ), (f) Stock Option Plan 6NQ and (g) Exigent International, Inc. Omnibus Stock Option and Incentive Plan (such plans (a) - (g) being hereinafter collectively referred to as the `Target Option Plans"), that is then exercisable and vested, shall, subject to the Target's receipt of any required consent of the holders of such Options, be cancelled by the Target, and each holder of a cancelled Option shall be entitled to receive from Acquiror Sub at the same time as payment for Shares is made by Acquiror Sub in connection with the Merger, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and
(ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option. Each Option that is not canceled as described above shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Target Option Plan and agreement pursuant to which such Option was issued as in effect immediately prior to the Effective Time, except that (i) each of the Shares for which such Option is exercisable shall at the Effective Time be converted into the right to receive an amount in cash equal to the Per Share Amount, and (ii) such Option shall therefore be exercisable for an amount in cash equal to the product of (x) the excess, if any, of the Per Share Amount over the per-share exercise price for such Option, multiplied by (y) the number of shares of Target Common Stock previously subject to such Option.

         SECTION 2.08. DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, Shares and shares of Class A Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of this Agreement or consented thereto in writing and who shall have timely demanded appraisal rights in accordance with Section 262 of Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of such consideration as may be determined to be due in respect of such Dissenting Shares held by them in accordance with the provisions of Delaware Law, except that all Dissenting Shares held by shareholders who effectively shall have withdrawn or lost their rights to demand appraisal of such Dissenting Shares under Delaware Law shall thereupon be deemed to have forfeited such appraisal rights and converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares or such shares of Class A Preferred Stock. The Target shall give Acquiror (i) prompt notice of any written notice of intent to seek dissenters' rights received by the Target and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notices. The Target shall not, without the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle, offer to settle, or otherwise negotiate with respect to, any such notices or demands.

         SECTION 2.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Acquiror Sub shall designate a bank or trust company or other institution reasonably satisfactory to the Target to act as agent (the "PAYING AGENT") for the holders of Shares and the holders of the shares of Class A Preferred Stock in connection with the Merger to receive the funds to which holders of Shares and shares of Class A Preferred Stock shall become entitled pursuant to Section 2.06(a). At the Effective Time, Acquiror shall cause the Surviving Corporation to have sufficient funds to deposit, and shall cause the Surviving Corporation to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the sum of the number of Shares and shares of Class A Preferred Stock, that are in each case outstanding immediately prior to the Effective Time (other than Shares or shares of Class A Preferred Stock owned by Acquiror or Acquiror Sub) and (ii) the Per Share Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $150 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); PROVIDED, HOWEVER, that no loss on any investment made pursuant to this Section 2.09 shall relieve Acquiror or the Surviving Corporation of its obligation to pay the Per Share Amount for each Share outstanding immediately prior to the Effective Time. Any and all interest and earnings on such funds shall be paid to Acquiror.

         (b) Promptly after the Effective Time, Acquiror shall cause the Surviving Corporation to mail to each person who was, at the Effective Time, a holder of record of Shares or shares of Class A Preferred Stock entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or shares of Class A Preferred Stock (together, the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until surrendered as contemplated by this Section, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares or shares of Class A Preferred Stock therefore represented by such Certificate shall have been converted pursuant to Section 2.6. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Target, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

         (c) Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares or shares of Class A Preferred Stock as to which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand. At any time following 6 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable without interest upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share or a share of Class A Preferred Stock for any Merger Consideration delivered in respect of such Share or share of Class A Preferred Stock to a public official pursuant to any abandoned property, escheat or other similar law. All cash paid upon surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and the shares of Class A Preferred Stock previously represented by such Certificates. If any Certificates have not been surrendered prior to three (3) years after the Effective Date (or prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificate shall become the property of the Surviving Corporation free and clear of all liens or claims or interest of any person previously entitled thereto.

         (d) Acquiror, Acquiror Sub or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Target Common Stock or Class A Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law. If such amounts are withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or shares of Class A Preferred Stock in respect of which the Surviving Corporation or Acquiror, as applicable, made such deduction and withholding.

         (e) At the close of business on the day of the Effective Time, the stock transfer books of the Target shall be closed and, thereafter, there shall be no further registration of transfers of Shares or shares of Class A Preferred Stock on the records of the Target. From and after the Effective Time, the holders of Shares or shares of Class A Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or shares of class A Preferred Stock except as otherwise provided herein or by applicable law.

         SECTION 2.10. ADJUSTMENTS. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares or shares of Class A Preferred Stock shall occur by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares or shares of Class A Preferred Stock, or any stock dividend thereon with a record date during such period, the price per share to be paid to holders of Shares or shares of Class A Preferred Stock in the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

         SECTION 2.11. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect to the Shares or the shares of Class A Preferred Stock represented by such Certificate, as contemplated by this Article II.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE TARGET

         Except as set forth in the Disclosure Schedule delivered by the Target and signed by the Target and Acquiror for identification prior to the execution and delivery of this Agreement (the "TARGET DISCLOSURE SCHEDULE"), the Target hereby represents and warrants to Acquiror and Acquiror Sub that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Target is a corporation, and each subsidiary of the Target (a "SUBSIDIARY") is a corporation, in each case duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Target and each Subsidiary are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Target. As used in this Agreement, the term "Material Adverse Effect" means with respect to any person, any event, change or effect, individually or together with any other event, change or effect, that is or is reasonably likely to be materially adverse (i) to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole, or (ii) the ability of the Target to perform its obligations under this Agreement or to consummate any of the Transactions. The following, however, shall not be deemed in themselves, either alone or in combination, to constitute, a Material Adverse Effect (A) any change in the market price or trading volume of the Target's Shares after the date hereof; (B) any adverse change, effect, event, occurrence, state of facts or developments attributable to or caused by the deterioration in performance of the Acquiror or its affiliates in its capacity as a customer or supplier of Target; (C) any adverse change, effect, event, occurrence, state of facts or developments directly caused by the announcement or pendency of the Offer or the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (D) any adverse change, effect, event, occurrence state of facts or developments directly caused by, resulting from, or attributable to conditions affecting the technology and space industries ("TARGET INDUSTRIES") as a whole or the United States or world economies as a whole; and not having a materially disproportionate effect on the Target; (E) any adverse change, effect, event, occurrence state of facts or developments resulting from or attributable or relating to out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement; or
(F) any adverse change, effect, event, occurrence state of facts or developments directly caused by compliance with the terms of, or the taking of any action required by, this Agreement; and provided further, that with respect to any dispute regarding whether any adverse change, effect, event, occurrence state of facts or developments is "directly caused" by any of the foregoing, Acquiror and Acquiror Sub shall have the burden of proof by a preponderance of the evidence. As of the date hereof, a true and correct list of all Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Target and each other Subsidiary, is set forth in Section 3.01 of the Target Disclosure Schedule. Except as disclosed in Section 3.01 of the Target Disclosure Schedule, the Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The Target has heretofore furnished or made available to Acquiror a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of the Target and each Subsidiary.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Target consists of 40,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, 700,000 shares of Class A Preferred Stock, par value $0.01 per share and 40,000 shares of Series B Junior Participating Preferred Stock (the "Series B Preferred Stock"), (which shares of Series B Preferred Stock are authorized under that certain Rights Agreement dated as of October 27, 1998, between the Target and Reliance Trust Company, as amended (the "RIGHTS PLAN")). At March 30, 2001, 6,035,428 shares of Target Common Stock and 15,132 shares of Target Class A Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights. As of the same date 2,621,797, shares of Target Common Stock were issuable pursuant to outstanding Options under the Target Option Plans and there are no shares of treasury stock. Except as set forth in this Section 3.03 or Section 3.03 of the Target Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Target or any Subsidiary obligating the Target or any Subsidiary to issue, sell or otherwise transfer any shares of capital stock of, or other equity interests in, the Target or any Subsidiary. Section 3.03 of the

Target Disclosure Schedule sets forth the holder, date of grant, exercise price and whether immediately prior to the execution of this Agreement each such option, warrant or other agreement is vested and exercisable. There are no outstanding contractual obligations of the Target or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Target Common Stock or any capital stock of any Subsidiary. The Target has delivered to Acquiror complete and correct copies of all option plans and forms of option agreements. Except as described in Section 3.03 of the Target Disclosure Schedule, each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and is owned by the Target or a wholly-owned Subsidiary free and clear of any lien or other adverse claim. None of the outstanding shares of capital stock of the Target or any Subsidiary has been issued in violation of any preemptive rights of the current or past shareholders of the Target or any of the Subsidiaries.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Target has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, and subject, if required under Delaware Law with respect to the consummation of the Merger, to the approval of the holders of the Shares and the holders of the Class A Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Target and the consummation by the Target of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement and the Merger by the Target's shareholders in accordance with Delaware Law, if required, and the filing and recordation of appropriate Certificate of Merger with the Secretary in accordance with this Agreement and Delaware Law). This Agreement has been duly and validly executed and delivered by the Target and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Acquiror Sub, constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, subject to (x) with respect to the Merger, obtaining the requisite approval of this Agreement and the Merger by the Target's shareholder in accordance with this Agreement and Delaware Law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(a) and Section 3.05(b) of the Target Disclosure Schedule, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Target or any Subsidiary, (ii) conflict with or violate any law applicable to the Target or any Subsidiary or by which any property or asset of the Target or any Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Target Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Target or any Subsidiary, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Target or any Subsidiary is a party or by which the Target or any Subsidiary or any property or asset of the Target or any Subsidiary is bound or affected, except with respect to clause (iii) above for such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Target.

         (b) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws"), and filing and recordation of appropriate Certificate of Merger with the Secretary as required by Delaware Law, (ii) as specified in Section 3.05(b) of the Target Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Target from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.06 PERMITS; COMPLIANCE. Except as disclosed in Section 3.06 of the Target Disclosure Schedule, each of the Target and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("GOVERNMENTAL AUTHORITY") necessary for the Target or any Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Target (the "TARGET PERMITS") and, as of the date hereof, no suspension or cancellation of any of the Target Permits is pending or, to the knowledge of the Target, threatened, except such suspensions or terminations as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Target. Except as disclosed in Section 3.06 of the Target Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Target, the Target and each Subsidiary has at all times since January 1, 1996 and is in compliance with all applicable laws, regulations and orders and neither the Target nor any Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any law applicable to the Target or any Subsidiary or by which any property or asset of the Target or any Subsidiary is bound or affected, (b) any of the Target Permits, or (c) any of the provisions of its Certificate of Incorporation or Bylaws (or other organizational or governing instruments).

         SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Target has timely filed and previously made available to Acquiror and Acquiror Sub true and complete copies of all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since its initial public offering (collectively, the "TARGET SEC REPORTS"). The Target SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements or on the date of mailing in the case of a proxy statement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

         (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Target SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("U.S. GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the financial position, results of operations and changes in shareholders' equity and cash flows of the Target as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount or effect).

         (c) Except (i) to the extent set forth on the balance sheet of the Target and the consolidated Subsidiaries as at December 31, 2001 including the notes thereto, (ii) as set forth in Section 3.07(c) of the Target Disclosure Schedule or (iii) as disclosed in any SEC Report filed by the Target after December 31, 2001, and prior to the date of this Agreement, neither the Target nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Target.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by, or disclosed pursuant to this Agreement, including Section 3.08 of the Target Disclosure Schedule, or disclosed in any Target SEC Report filed prior to the date of this Agreement, the Target and the Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been (a) any event or events (whether or not covered by insurance), changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target, (b) any material change by the Target in its tax or accounting methods, principles or practices, or systems of internal accounting controls, except as may be appropriate to conform to changes in the tax laws or U.S. GAAP, (c) any entry by the Target or any Subsidiary into any commitment or transaction, except in the ordinary course of business and consistent with past practice or current industry conditions, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Target or any redemption, purchase or other acquisition or exchange of any shares, or securities convertible into any shares, of the capital stock of the Target or a Subsidiary, (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice or as required pursuant to the terms of the Plans (as defined in Section 3.10), (f) any granting by the Target or any of its Subsidiaries to any director, employee or officer of the Target or any of its Subsidiaries of any increases in compensation, severance or termination pay except in the ordinary course of business consistent with past practice or any entry by the Target or any of its Subsidiaries into any employment, severance or termination agreement with any such director, employee or officer, or (g) incurrence of any additional debt obligations or other obligations for borrowed money (other than indebtedness of a Subsidiary to the Target or another Subsidiary) in excess of an aggregate of $1,000,000 except in the ordinary course of the business of the Target consistent with past practices.

         SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in Section
3.09 of the Target Disclosure Schedule, there is no claim, action, proceeding or investigation pending against the Target or any Subsidiary or, to the best knowledge of the Target or any of the Subsidiaries threatened against the Target or any Subsidiary, or to the best knowledge of Target or any Subsidiary threatened or pending against any employee or director for which the Target or a Subsidiary may be liable or against any property, asset, interest or right of any of them, before any arbitrator or Governmental Authority which (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Target or (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Offer or the Merger. Neither the Target nor any Subsidiary nor any property or asset of the Target or any Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect on the Target. All existing litigation to which the Target or any Subsidiary is a party as of the date hereof is listed on Schedule 3.09 of the Target Disclosure Schedule.

         SECTION 3.10. EMPLOYEE BENEFIT PLANS. (a) Section 3.10 of the Target Disclosure Schedule lists (a) all employee benefit plans, programs and arrangements described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other material employee benefit plans, programs and arrangements, currently contributed to or maintained for the benefit of any current or former employee, officer or director of the Target or any Subsidiary (the "PLANS") and (b) all written contracts and agreements relating to employment and all severance or change of control agreements with any of the directors, officers or employees of the Target or any Subsidiary (other than, in each case, any such contract or agreement that is terminable by the Target or any Subsidiary at will without penalty or other adverse consequence) (the "TARGET EMPLOYMENT CONTRACTS"). Section 3.10 of the Target Disclosure Schedule sets forth the name of each officer or employee of the Target or any Subsidiary with an annual base compensation greater than $100,000 and the annual base compensation applicable to each such officer or employee. The Target has made available to Acquiror a copy, if any, of each Plan, each material document prepared in connection with each Plan and each Target Employment Contract. None of the Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as set forth in Section 3.10 of the Target Disclosure Schedule, each Plan has been operated in accordance with its terms and the requirements of applicable law except where the failure to so operate would not have a Material Adverse Effect on the Target. The Target does not currently have any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement and, as of the date hereof, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability.

         (b) Neither the Target nor any Subsidiary has any liability to the Pension Benefit Guaranty Corporation ("PBGC") other than routine premium costs, nor has there been any application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") and except as set forth in Section 3.10 of the Target Disclosure Schedule, no "accumulated funding deficiency" within the meaning of
Section 412(a) of the Code exists (whether or not waived) with respect to any Plan. Except as set forth in Section 3.10 of the Target Disclosure Schedule, no Plan has any material unfunded accrued benefits as determined per U.S. GAAP that are not fully reflected in the Target financial statements.

         (c) Except as set forth in Section 3.10 of the Target Disclosure Schedule, the Target and any applicable Subsidiary have made full and timely payment of all amounts required under the terms of each of the Plans that are employee pension benefit plans as defined in Section 3(2) of ERISA.

         (d) Each Plan that is intended to qualify under section 401(a) of the Code has received a determination from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and, except as set forth in Section 3.10 of the Target Disclosure Schedule, nothing has occurred since the date of such determination that could materially adversely affect such qualification or exempt status.

         (e) Except as set forth in Section 3.10 of the Target Disclosure Schedule, no breaches of fiduciary duty have occurred with respect to any Plan that might reasonably be expected to give rise to material liability and no prohibited transaction (within the meaning of Section 406 of ERISA or section 4975 of the Code) has occurred with respect to any Plan that gives rise to or might reasonably be expected to give rise to material liability.

         (f) Except as set forth in Section 3.10 of the Target Disclosure Schedule, no Plan that is a "welfare plan" as defined in Section 3(1) of ERISA provides medical or death benefits with respect to current or former employees of the Target or any Subsidiary beyond their termination of employment (other than to the extent required by applicable law).

         (g) The Target and all Subsidiaries have complied in material respects with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

         (h) Except as set forth in Section 3.10 of the Target Disclosure Schedule, each Plan can be amended or terminated at any time (subject to any applicable advance notice provision) and without material liability to the Target other than for benefits accrued prior to such amendment or termination. Except as set forth in Section 3.10 of the Target Disclosure Schedule, or as contemplated by this Agreement, no agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

         (i) Except as set forth in Section 3.10 of the Target Disclosure Schedule, there are no material claims, lawsuits, or arbitrations pending or, to the best knowledge of the Target or any of the Subsidiaries, threatened involving any Plan (other than routine claims for benefits) nor is there any reasonable basis to anticipate any such claims, lawsuits, or arbitrations involving any Plans.

         SECTION 3.11. LABOR MATTERS. (a) Except as set forth in Section 3.11(a) of the Target Disclosure Schedule, neither the Target nor any Subsidiary is a party to, nor does it have any obligation pursuant to, any material oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of its employees, and, except as set forth in Section 3.11(a) of the Target Disclosure
Schedule is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

         (b) Except as set forth in Section 3.11(b) of the Target Disclosure Schedule, the Target and each Subsidiary is in compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of its employees, including, but not limited to, applicable wage and hour laws, immigration laws, fair employment laws, safety laws, worker compensation statutes, unemployment laws and social security laws, except for such non-compliance as would not have a Material Adverse Effect on the Target and its Subsidiaries, taken as a whole. Neither the Target nor any of its Subsidiaries is the subject of any litigation asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or comparable foreign, state or local law or seeking to compel the Target or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. There is no strike or material labor dispute involving the Target or any Subsidiary pending or, to the knowledge of the Target or any of the Subsidiaries, threatened.

         SECTION 3.12. TAXES. (a) Except as set forth in Section 3.12 of the Target Disclosure Schedule, the Target and each of the Subsidiaries have timely
(i) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions), and all tax returns filed are accurate and complete in all material respects,
(ii) paid or accrued all taxes shown to be due on such returns and paid all applicable ad valorem and value added taxes as are due and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings). Except as set forth in Section 3.12 of the Target Disclosure Schedule, neither the Internal Revenue Service nor any other federal, state, local or foreign taxing authority has asserted any claim for taxes, or to the best knowledge of the Target and each of the Subsidiaries, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, could have a Material Adverse Effect on the Target. The Target and each Subsidiary has open years for federal, state and foreign tax returns only as set forth in Section 3.12 of the Target Disclosure Schedule. The Target and each Subsidiary have, withheld or collected, and timely paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect on the Target. Neither the Target nor any of the Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for taxes upon the assets of the Target or any Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Target. Except as set forth in Section 3.12 of the Target Disclosure Schedule, neither the Target nor any of the Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         (b) Except as set forth in Section 3.12 of the Target Disclosure Schedules, neither the Target or any Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) The provision for any taxes due or to become due for the Target or any Subsidiary for the period or periods through and including the date of the Target financial statements filed in the most recent Target SEC Report that has been made and is reflected on such financial statements is sufficient to cover all such taxes in all material respects.

         (d) The Target and each Subsidiary is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, foreign, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

         SECTION 3.13. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "HAZARDOUS SUBSTANCES" means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance as defined in or regulated under any Environmental Laws, including but not limited to the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof;
(D) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls; (E) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (F) any substance with respect to which a federal, foreign, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "ENVIRONMENTAL LAWS" means any federal, state, foreign, or local law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or
(B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

         (b) Except as described in Section 3.13 of the Target Disclosure Schedule or as would not individually or in the aggregate result in or be likely to result in any fine, tax, assessment, penalty, loss, cost, damage, liability, expense or other payment related thereto, that would reasonably be expected to have a Material Adverse Effect on the Target: (i) the Target and each Subsidiary and any property owned, leased, or operated by the Target or by any of the Subsidiaries at any time are and have been in compliance with all applicable Environmental Laws; (ii) the Target and each Subsidiary have obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("ENVIRONMENTAL PERMITS") and are and have been in compliance with their requirements; (iii) such Environmental Permits are transferable to the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority; (iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any real property formerly owned, leased or occupied by the Target or any Subsidiary; (v) there is, to the best knowledge of the Target, no asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws; (vi) the Target and the Subsidiaries have not released, discharged or disposed of Hazardous Substances on any real property formerly owned or leased by the Target or any Subsidiary, and none of such property is contaminated with any Hazardous Substances; (vii) neither the Target nor any of the Subsidiaries is undertaking, and neither the Target nor any of the Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and
(viii) there are no pending or, to the knowledge of the Target, past or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances ("ENVIRONMENTAL CLAIMS") against the Target or any Subsidiary and to the best knowledge of Target there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Target or any of the Subsidiaries.

         (c) The Target and the Subsidiaries have made available to Acquiror copies of any environmental reports, studies or analyses in its possession or under its control relating to the operations of the Target or the Subsidiaries.

         SECTION 3.14. OPINION OF FINANCIAL ADVISOR. The Target's Board of Directors has received the opinion of Target Banker, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of the Shares in the Offer and the Merger was fair, from a financial point of view, to such holders (other than Acquiror and its affiliates).

         SECTION 3.15. BROKERS. No broker, finder or investment banker (other than Target Banker) is entitled to any brokerage, finders or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Target or any Subsidiary. The Target has heretofore furnished to Acquiror a correct copy of all agreements between the Target and Target Banker pursuant to which such firm would be entitled to any payment relating to the Transactions.

         SECTION 3.16. MATERIAL CONTRACTS. (a) Section 3.16 of the Target Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by the Target or any Subsidiary of more than $100,000 and which is not terminable by the Target or any Subsidiary without the payment of any penalty or fine on not more than three months' notice (a "MATERIAL CONTRACT") to which the Target or any Subsidiary is a party, other than contracts which have been filed as an exhibit to or have been incorporated by reference in any Target SEC Report. Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Target) in accordance with its terms, and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Target or, to the knowledge of the Target, any third party under such Material Contracts. The Target has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

         (b) Except as disclosed in Section 3.16 of the Target Disclosure Schedule, with respect to its Government Contracts, there is, as of the date of this Agreement, (i) to the knowledge of the Target, no civil fraud or criminal investigation by any Governmental Authority that would have a Material Adverse Effect on the Target, (ii) no suspension or debarment proceedings (or equivalent proceeding) against the Target or any of its subsidiaries that would have a Material Adverse Effect on the Target, (iii) no request by the U.S. Government for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or claim of defective pricing in excess of $100,000, (iv) no dispute between the Target or any of its subsidiaries and the U.S. Government which, since August 1, 2000, has resulted in a government contracting officer's determination and finding final decision where the amount in controversy exceeds or is expected to exceed $100,000, or (v) no claim or equitable adjustment by the Target or any of its subsidiaries against the U.S. Government in excess of $100,000.

         (c) For the purposes of this Agreement, with respect to any party, "GOVERNMENT CONTRACT" means any material prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, bid, change order, arrangement or other commitment of any kind relating to the business of such party between such party and (i) the U.S. Government or (ii) any prime contractor to the U.S. Government. For the purposes of this Agreement, with respect to any party, "BID" means any quotation, bid, or proposal by such party or any of its affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government or any prime contractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by such party. For the purposes of this Agreement, with respect to any party, "CONTRACTS" means all contracts, agreements, leases (including leases of real property), licenses, commitments, sales and purchase orders, intercompany work transfer agreements (with respect to work by or for another or such party's businesses) and other instruments of any kind, whether written or oral.

         SECTION 3.17. OFFER DOCUMENTS; SCHEDULE 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Target for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Target with respect to information supplied by Acquiror Sub or Acquiror for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.18. DELAWARE LAW SECTION 203; STATE TAKEOVER LAWS. On or prior to the date hereof, the Target and each Subsidiary has taken all necessary action (including action by its Board of Directors) to exempt the Transactions from, or to make inapplicable to the Transactions, any "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including without limitation Section 203 of the Delaware Law and the Florida Control-Share Acquisition Law, that are applicable or purport to be applicable to the Transactions.

         SECTION 3.19. BOARD RECOMMENDATION. The Board of Directors of the Target, at a meeting duly called and held, has by vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the Transactions, including the Offer and the Merger, taken together, are fair to and in the best interests of the shareholders of the Target and (ii) resolved to recommend that the holders of the shares of the Target Common Stock approve this Agreement.

         SECTION 3.20. LEASED PROPERTIES. Section 3.20 of the Target Disclosure Schedule lists each lease of real or material personal property to which the Target or any Subsidiary is a party. Except as could not reasonably be expected to have a Material Adverse Effect or listed on Section 3.20 of the Target Disclosure Schedule: the Target has received no notice of any intention by any lessor under a lease to which the Target or any of its Subsidiaries is a party (a "LEASE") to cancel or terminate the same (nor has the Target canceled or terminated any Lease), nor has the Target vacated all or any portion of such leased properties; neither the Target nor any of its Subsidiaries is in default under any Lease; except as set forth in Section 3.20 of the Target Disclosure Schedule (i) no Lease has been modified, altered or amended in any respect, (ii) no condition presently exists which would give any lessor the right to cancel or terminate its Lease and (iii) the Target has no interest in real property other than the leasehold possessory interest set forth in such Lease; and each of the Leases is valid and subsisting in full force and effect in accordance with its terms and constitutes the legal, valid, binding and enforceable obligation of the lessor thereunder.

         SECTION 3.21. INTELLECTUAL PROPERTY. (a) Section 3.21 of the Target Disclosure Schedule sets forth a true and complete list of (i) all United States and foreign patents, patent applications, trademarks, trademark registrations and applications, trade names, service marks, and copyright registrations and applications therefore owned by the Target and its Subsidiaries (the "INTELLECTUAL PROPERTY RIGHTS") and (ii) all United States and foreign patents, patent applications, trademarks, trademark registrations and applications, trade names, service marks, and copyright registrations and applications therefore and trade secrets licensed to the Target or any of its Subsidiaries (the "LICENSED RIGHTS").

         (b) Except as set forth in Section 3.21 of the Target's Disclosure Schedule or except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (i) (A) the Intellectual Property Rights are free and clear of any Encumbrances including Government Purpose Rights and or Unlimited Rights as defined in the Federal Acquisition Regulation ("FAR") or the Defense Federal Acquisition Regulation ("DFAR"), are not subject to any license (royalty bearing or royalty free) and are not subject to any other agreement requiring any payment to any person or the obligation to grant rights to any person in exchange; and (B) the Licensed Rights are free and clear of any Encumbrances.

         (ii) To the knowledge of the Target, the validity of the Intellectual Property Rights and title thereto, and the validity of the Licensed Rights, (A) have not been overturned in any prior litigation; and (B) are not being questioned in any pending litigation.

         (iii) The consummation of the Transaction contemplated hereby will not result in the loss of any Intellectual Property Rights or any of the Licensed Rights.

         (c) Each of the Target and its Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of the Target and its Subsidiaries, except to the extent that the failure thereof could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and that all material computer software programs are "commercial computer software" in accordance with the FAR/DFAR.

         (d) The use of the Intellectual Property Rights does not to the knowledge of Target conflict with or violate or infringe any intellectual property rights or (including patents) of any other person except to the extent that such conflict or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.22. VOTE REQUIRED. The only votes of the holders of any class or series of the Target's capital stock, if any, necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding shares of the Target's capital stock.

         SECTION 3.23. AMENDMENT TO THE TARGET'S RIGHTS PLAN. The board of directors of the Target has taken all necessary action (including any amendment thereof) under the Rights Plan (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer under this Agreement), the consummation of the Merger or the Voting and Tender Agreement or any other transaction contemplated hereby or thereby will cause (i) the Rights to become exercisable under the Rights Plan or to separate from the stock certificates to which they are attached, (ii) an Acquisition Date (as defined in the Rights Plan) to occur, or (iii) Acquiror, Acquiror Sub or any of their affiliates to be deemed an Acquiring Person (as defined in the Rights Plan); and
(b) the Rights Plan will expire immediately prior to the Effective Time; and the Rights Plan, as so amended, has not been further amended or modified. The Target has furnished Parent with complete and correct copies of all such actions of the board of directors of the Target.

         SECTION 3.24. TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES; LEASES; CONDITION TO FACILITIES AND MACHINERY AND EQUIPMENT. (a) Except as described in Section 3.24 of the Target Disclosure Schedule, the Target and the Subsidiaries have good and saleable title to all their tangible properties and assets free and clear of all liens, other than (i) statutory liens not yet delinquent, or (ii) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not individually or in the aggregate would have a Material Adverse Effect on the Target. All material tangible properties used in the businesses of the Target and the Subsidiaries are in working condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice.

         (b) The accounts receivable of the Target and the Subsidiaries as set forth on the most recent balance sheet included in the Target financial statements contained in the Target SEC Reports prior to the date of this Agreement have been determined in accordance with U.S. GAAP. The allowance for collection losses on such balance sheet has been determined in accordance with U.S. GAAP.

         (c) The assets of the Target and the Subsidiaries are all material assets required to operate the business of the Target and the Subsidiaries as presently conducted.

         SECTION 3.25. ABSENCE OF SENSITIVE PAYMENTS. To the knowledge of the Target, none of the Target, any of its Subsidiaries or affiliates or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "PAYMENT") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, or (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books.

         SECTION 3.26 CHANGE OF CONTROL. Except as set forth in Section 3.26 or
Section 3.10 of the Target Disclosure Schedule, the Target is not a party to any Material Contract that contains a "change in control," "potential change in control" or similar provision, which, as a result of the consummation of the

Transactions will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether severance pay or otherwise) becoming due from the Target to any person, or the acceleration, termination or modification of any obligations, rights, or contracts under such Material Contract.

         SECTION 3.27 CERTAIN MATTERS. Notwithstanding any other representation or disclosure set forth herein or in the Target Disclosure Schedule, the matter listed on Section 3.27 of the Target Disclosure Schedule is not reasonably likely to result in a Material Adverse Effect on the Target.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                            ACQUIROR AND ACQUIROR SUB

         Acquiror and Acquiror Sub hereby, jointly and severally, represent and warrant to the Target that:

         SECTION 4.01. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder and to consummate the Transactions contemplated by this Agreement.

         SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Acquiror and Acquiror Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other ancillary agreements, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Acquiror and Acquiror Sub and the consummation by Acquiror and Acquiror Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings (including board approvals and votes by shareholders, if necessary) on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Merger, the filing and recordation of appropriate Certificate of Merger with the Secretary, as required by this Agreement and Delaware Law). This Agreement has been duly and validly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery of this Agreement by the Target, constitutes a legal, valid and binding obligation of each of Acquiror and Acquiror Sub enforceable against each of Acquiror and Acquiror Sub in accordance with its terms.

         SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 4.03(b) (i) conflict with or violate the

Certificate of Incorporation or Bylaws of either Acquiror or Acquiror Sub, (ii) conflict with or violate any law applicable to Acquiror or Acquiror Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Acquiror or Acquiror Sub or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation material to it to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or prevent Acquiror and Acquiror Sub from performing their respective obligations under this Agreement and consummating the Transactions.

         (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, Blue Sky Laws, the HSR Act and filing and recordation of appropriate Certificate of Merger with the Secretary as required by this Agreement and Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on Acquiror and would not prevent or delay consummation of the Transactions, or otherwise prevent Acquiror or Acquiror Sub from performing their respective obligations under this Agreement.

         SECTION 4.04. OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the proxy statement to be sent to the shareholders of the Target in connection with the Target Shareholders Meeting (such proxy statement, as amended and supplemented, being referred to herein as the "PROXY STATEMENT") and Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to shareholders of the Target, at the time of the Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Shareholders Meeting which shall have become false or misleading; PROVIDED, HOWEVER, that Acquiror or Acquiror Sub makes no representation or warranty with respect to information supplied by the Target for inclusion in the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time either Acquiror or Acquiror Sub shall obtain knowledge of any facts with respect to itself, any of its officers or directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to holders of the Target's Shares, and in the event the Target shall advise Acquiror or Acquiror Sub as it its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Acquiror and Acquiror Sub shall promptly amend or supplement such document, and such amendment or supplement shall be promptly filed with the SEC, and as required by law disseminated to the holders of the Target's Shares.

         SECTION 4.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Acquiror Sub.

         SECTION 4.06. FINANCIAL RESOURCES. Acquiror has internal resources or existing credit facilities or firm commitment letters that provide for adequate financing to Acquiror ( the "ACQUIROR FINANCING") to enable Acquiror and Acquiror Sub to timely perform, in full, their obligations under this Agreement, including to pay in full the aggregate Merger Consideration and all fees and expenses payable by Acquiror and Acquiror Sub in connection with this Agreement and the transactions contemplated hereby. Acquiror will make available to Acquiror Sub the funds to purchase all Shares tendered pursuant to the Offer and to consummate the Merger.

         SECTION 4.07 INTERIM OPERATIONS OF ACQUIROR SUB. Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         SECTION 4.08. ACQUIROR OWNED SHARES. As of the date of this Agreement, neither Acquiror, Acquiror Sub nor any of their respective subsidiaries own any Shares.


                                    ARTICLE V

              CONDUCT OF BUSINESS PENDING THE ELECTION OF DIRECTORS

         SECTION 5.01. CONDUCT OF BUSINESS BY THE TARGET PENDING THE ACQUIROR SUB'S ELECTION DATE. The Target covenants and agrees that, between the date of this Agreement and the date on which Acquiror or Acquiror Sub has the right to designate members of the Target's Board of Directors pursuant to Section 6.03 upon the purchase by Acquiror Sub of any Shares pursuant to the Offer (the "ACQUIROR SUB'S ELECTION DATE"), except as set forth in Section 5.01 of the Target Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Acquiror shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the business of the Target and the Subsidiaries shall be conducted only in, and the Target and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice or as required to facilitate the transactions contemplated under this Agreement, (2) the Target shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Target and the Subsidiaries and to preserve the current relationships of the Target and the Subsidiaries with customers, suppliers and other persons with which the Target or any Subsidiary has significant business relations, (3) the Target will not, and will not permit any Subsidiary to take any action that would (i) materially and adversely affect the ability of any party to obtain any consents required for the Transactions, (ii) cause any of the conditions to the Offer set forth on Annex A, or any of the conditions to the Merger set forth in Article VII, not to be satisfied, or (iii) materially and adversely affect the ability of any party to perform its covenants and agreements under this Agreement, and (4) the Target will not, and will not permit any Subsidiary to:

         (a) amend or otherwise change its Certificate of Incorporation or Bylaws or other organizational or governing documents;

         (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Target or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Target or any Subsidiary (except for shares of the Target Common Stock, if any, issuable under agreements currently in effect on the date hereof and described in Section 3.03 of the Target Disclosure Schedule and shares of capital stock pursuant to currently outstanding Options or required to be issued under Plans currently in effect on the date hereof and described in Section 3.10 of the Target Disclosure Schedule), or (ii) any of the Target's or any Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice;

         (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiary;

         (d) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000; (iii) enter into, modify, amend or terminate any contract or agreement material to the business, results of operations or financial condition of the Target other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures set forth in Section 5.01(e)(iv) of the Target Disclosure Schedule;
(v) impose, or suffer the imposition, on any asset of the Target or any Subsidiary of any lien or permit any such lien to exist (other than in connection with liens in effect as of the date hereof that are disclosed in
Section 5.01(e)(v) of the Target Disclosure Schedule or for liens incurred in connection with indebtedness permitted under clause (ii) above); or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

         (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Target consistent with past practices of the Target, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus to, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Target or any Subsidiary or enter into or amend any collective bargaining agreement, or
(ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;

         (g) commence any litigation other than in accordance with past practice, or settle or compromise any pending or threatened litigation which is material or which relates to the Transactions, PROVIDED that nothing in this
Section 5.01(g) will prohibit the Target from settling or compromising any such litigation if, after consultation with counsel, the Target's Board of Directors believes that such action is necessary to comply with its fiduciary duties;

         (h) grant or convey to any person any rights, including, but not limited to, by way of sale, license or sublicense, in any of the Target's Intellectual Property;

         (i) make any significant change in any tax or accounting methods, principles or practices or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or U.S. GAAP; or

         (j) after the date of this Agreement, file any material tax return without the prior consent of Acquiror, which consent will not be unreasonably withheld.

         (k) (i) take any action that would make any representation and warranty of the Target herein inaccurate in any material respect at the MC Offer Expiration Date or (ii) omit to take any commercially reasonable course of action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; or

         (l) agree to commit to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. SHAREHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, the Target shall, in accordance with applicable law and the Target's Certificate of Incorporation and Bylaws, (a) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "TARGET SHAREHOLDERS MEETING") and (b) subject to the fiduciary obligations of the Target's Board of Directors as advised by independent legal counsel, include in the Proxy Statement the recommendation of the Target's Board of Directors that the shareholders of the Target approve this Agreement and the Transactions, including, without limitation, the Merger and use its reasonable best efforts to obtain such approval. To the extent permitted by law, Acquiror and Acquiror Sub each agree to vote all Shares beneficially owned by them in favor of the Merger.

         (b) Notwithstanding the provisions of Section 6.01(a), in the event that Acquiror and Acquiror Sub shall acquire in the aggregate at least 90% of the outstanding Shares and at least 90% of the then outstanding shares of Class A Preferred Stock, if any, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Acquiror, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Target, in accordance with Delaware Law.

         SECTION 6.02. PROXY STATEMENT. If required by applicable law in order to consummate the Merger, as promptly as practicable after the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, the Target shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Acquiror, Acquiror Sub and the Target shall cooperate with each other in the preparation of the Proxy Statement, and the Target shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between the Target or any representative of the Target and the SEC. The Target shall give Acquiror and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Target, Acquiror and Acquiror Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Target Shareholders Meeting at the earliest practicable time with the intent being to complete the Merger as soon as practicable.

         SECTION 6.03. TARGET BOARD REPRESENTATION; SECTION 14(F). (a) Promptly upon the purchase by Acquiror Sub of Shares pursuant to the Offer following attainment of the Minimum Condition, and from time to time thereafter, Acquiror Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Target's Board of Directors as shall give Acquiror Sub representation on the Target's Board of Directors equal to the product of the total number of directors on the Target's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Acquiror Sub or any affiliate of Acquiror Sub at such time bears to the total number of Shares then outstanding, and the Target shall, at such time, promptly take all actions necessary to cause Acquiror Sub's designees to be elected as directors of the Target, including increasing the size of the Target's Board of Directors or securing the resignations of incumbent directors or both. At such times, the Target shall use its best efforts to cause persons designated by Acquiror Sub to constitute the same percentage as persons designated by Acquiror Sub shall constitute of the Target's Board of Directors of (i) each committee of the Target's Board of Directors (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the time Acquiror Sub acquires a majority of the then outstanding Shares, the Target shall use reasonable efforts to ensure that all the members of the Target's Board of Directors and each committee of the Target's Board of Directors and such boards and committees of the domestic Subsidiaries as of the date hereof who are not employees of the Target shall remain members of the Target's Board of Directors and of such boards and committees pursuant to the terms of their office.

         (b) The Target shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Target and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Acquiror or Acquiror Sub shall supply to the Target and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         (c) Following the election or appointment of designees of Acquiror Sub pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Target, any termination of this Agreement by the Target, any extension by the Target of the time for the performance of any of the obligations or other acts of Acquiror or Acquiror Sub or waiver of any of the Target's rights hereunder shall require the concurrence of a majority of the directors of the Target then in office who neither were designated by Acquiror Sub nor are employees of the Target or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares or the holders of the Class A Preferred Stock (other than Acquiror and its subsidiaries).

         SECTION 6.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement (as hereinafter defined), from the date hereof to Acquiror Sub's Election Date, the Target will provide Acquiror, during normal business hours and upon reasonable notice, access to all financial, operating and other data and information regarding the business of the Target as Acquiror reasonably requests, other than information and documents that in the opinion of Target's counsel may not be disclosed under applicable law. No investigation pursuant to this Section shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 6.05.  NO SOLICITATION OF TRANSACTIONS.

         (a) Target shall not, directly or indirectly, through any officer, director, employee, agent or otherwise and shall not permit any Subsidiary or any officer, director, employee or agent to, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Target or any Subsidiary or any merger, consolidation, share exchange, business combination or other similar transaction with the Target or any Subsidiary (a "BUSINESS COMBINATION PROPOSAL") or participate in any negotiations regarding, or furnish or make available to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek or provide access to the properties, books or records of Target or any Subsidiary to any person in connection with, any of the foregoing; PROVIDED, HOWEVER, that nothing contained in this Section 6.05 shall prohibit the Target from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act or furnishing information to, or entering into discussions or negotiations with or providing access to the properties, books or records of Target or any Subsidiary to any person in connection with an unsolicited Business Combination Proposal by such person received by the Target after the date of the Agreement, if, and only to the extent that, (a) a majority of the disinterested members of the Target's Board of Directors, after consultation with Target's independent financial advisor and based on the advice of outside counsel, determines in good faith that such action is required in order for the Target's Board of Directors not to breach its fiduciary duties to shareholders imposed by law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Target (i) gives Acquiror as promptly as practicable prior written notice of the Target's intention to furnish such information or begin such discussions, the identity of such person and the material terms of such Business Combination Proposal and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Target than those contained in the Confidentiality Agreement. The Target shall keep Acquiror informed of the material details of any such Business Combination Proposal or any significant indication of interest in making any Business Combination Proposal as promptly as practicable. The Target agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Target is a party. The Target immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         (b) Neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror or Acquiror Sub, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Business Combination Proposal. Notwithstanding the foregoing, the Board of Directors of Target, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, this Agreement and the Merger) a Superior Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide Business Combination Proposal made by a third party to acquire, directly or indirectly, more than fifty percent 50% of the Shares then outstanding or all or a material portion of the assets of Target and its subsidiaries and otherwise on terms that a majority of the disinterested members of the Board of Directors of Target determines in its good faith judgment (after consultation with the Target's independent financial advisor) to be more favorable to the holders of Shares than the Offer and the Merger from a financial perspective and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with Target's independent financial advisor, is reasonably likely to be financed by such third party.

         SECTION 6.06. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation and Bylaws of the Target, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Target or any of the Subsidiaries, unless such modification shall be required by Delaware Law.

         (b) From and after the Effective Time, Acquiror and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Target or any of the Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "CLAIM"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Target or any of the Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware Law and by Target's Certificate of Incorporation and Bylaws as in effect on the date hereof, and shall pay any expenses, as incurred, in advance of the disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law and by Target's Certificate of Incorporation and Bylaws as in effect on the date hereof. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and neither Acquiror nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues that raise conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, such Indemnified Parties may retain counsel satisfactory to them and which shall be reasonably satisfactory to Acquiror and the Surviving Corporation and they shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties, or the Acquiror and the Surviving Corporation, as the case may be, shall use all reasonable efforts to assist in the defense of any such Claim, provided that the Acquiror and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. The Acquiror and the Surviving Corporation shall be obligated pursuant to this paragraph to pay only one law firm to represent the Indemnified Parties with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties at the expense of the Acquiror and the Surviving Corporation.

         (c) Prior to the Effective Time, the Target shall, and after the Effective Time Surviving Corporation and the Acquiror shall, to the fullest extent permitted by Delaware Law, make reasonable advances to the Indemnified parties to cover expenses for which such Indemnified Parties would otherwise be entitled to indemnification pursuant to this Section 6.06, provided, however, that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to indemnification.

         (d) Acquiror shall maintain in effect for three years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Target (provided that Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in the event that the annual premium for such coverage is more than 2.0 times the annual premium for such coverage as of the date hereof, the Acquiror shall only be obligated to maintain the best coverage that reasonably can be obtained for an annual premium equal to the 2.0 times the annual premium in effect as of the date hereof; PROVIDED, FURTHER, that in no event shall the policy limits of such coverage be less than 2/3 of the policy limits currently in effect.

         (e) In the event the Surviving Corporation or the Acquiror consolidates, liquidates, dissolves or merges into another entity (which events are in no way prohibited by this Agreement), proper provisions shall be made so that the successor and assigns of the Surviving Corporation and the Acquiror satisfy their respective obligations under this Section 6.06.

         SECTION 6.07. OBLIGATIONS OF ACQUIROR SUB. To the extent applicable, Acquiror shall take all action necessary to cause Target, in accordance with
Section 6.03, to designate Acquiror Sub's designees to serve on the Target Board as well as cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement including, but not limited to, the voting of all its Shares and shares of Class A Preferred Stock in favor of the Merger.

         SECTION 6.08. PUBLIC ANNOUNCEMENTS. (a) Acquiror, Acquiror Sub and the Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation and (b) prior to the Effective Time, the Target will not issue any other press release or otherwise make any public statements regarding its business, except as may be required by law or any listing agreement with the to which the Target is a party.

         SECTION 6.09. DELIVERY OF SEC DOCUMENTS. The Target shall promptly deliver to Acquiror true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         SECTION 6.10. NOTIFICATION OF CERTAIN MATTERS. The Target shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Target, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Target, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies or conditions of Closing available hereunder to the party receiving such notice.

         SECTION 6.11. FURTHER ACTION. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

         SECTION 6.12 EMPLOYEE BENEFITS.

         (a) The Target shall terminate the Exigent International, Inc. Employee 401(K) Profit Sharing and Employee Stock Ownership Plan and the Exigent International, Inc. Money Purchase Pension Plan and Trust prior to the Effective Time (except as otherwise required with respect to the Exigent International, Inc. Money Purchase Pension Plan and Trust to comply with the provisions of
Section 204(h) of ERISA) and shall deliver to the Acquiror a written board resolution effecting such termination on or before the Effective Time (except as otherwise required with respect to the Exigent International, Inc. Money Purchase Pension Plan and Trust to comply with the provisions of Section 204(h) of ERISA). Target shall not allocate forfeitures under the Exigent International, Inc. Employee 401(K) Profit Sharing and Employee Stock Ownership Plan or the Exigent International, Inc. Money Purchase Pension Plan and Trust or make any distributions in respect of the termination of such plans until receipt of a favorable determination letter from the Internal Revenue Service. The Target shall suspend purchases and contributions under the Exigent International, Inc. Employee Stock Purchase Plan, effective as of April 1, 2001 through the Effective Time.

         (b) Following the Acquiror Sub's Election Date, Acquiror will cause the Target (and, after the Merger, the Surviving Corporation) and the Subsidiaries to honor all accrued benefit obligations to current and former employees and directors under the Target's or Subsidiaries' employee benefit plans and fringe benefit plans in existence on the date hereof and disclosed in Section 3.10 of the Target Disclosure Schedule and all employment or severance agreements entered into by the Target or any of the Subsidiaries or adopted by the Board of Directors of the Target prior to the date hereof and disclosed in Sections 3.10 or 6.12(b) of the Target Disclosure Schedule; PROVIDED, HOWEVER, that nothing shall prevent Acquiror or the Target (and, after the Merger, the Surviving Corporation) from taking any action with respect to such plans, obligations or agreements or refraining from taking any such action which is permitted or provided for under the terms thereof or under applicable law.

         (c) Employees of the Target and its Subsidiaries shall be eligible to participate in the Acquiror's employee benefit plans and programs as of the Effective Time in accordance with the terms and conditions of such plans and programs as applicable to similarly situated employees of the Acquiror or its subsidiaries, as the case may be, and applicable law. Employees of the Target and the Subsidiaries (and, after the Merger, the Surviving Corporation) shall be given credit for their length of service with the Target and any Subsidiaries under all employee benefit plans, programs and policies of the Surviving Corporation or Acquiror in which they are eligible to participate or become participants for all purposes thereunder, except to the extent that such crediting would produce duplication of benefits or violate any provision of ERISA or the Code. Any clause excluding coverage for pre-existing conditions in any of the welfare plans (as defined in section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in sections 4(b)(3), 4(b)(4) and 4(b)(5) thereof, a "WELFARE PLAN") included in Acquiror's or the Surviving Corporation's employee benefit plans and programs (including medical, dental and disability coverage) shall be waived for employees and former employees of the Target and its Subsidiaries covered by a Welfare Plan of the Target or its Subsidiaries as in effect on the date hereof. Acquiror shall cause employees of the Target and its Subsidiaries to be credited under the applicable Welfare Plans of Acquiror and the Surviving Corporation with any amounts paid toward satisfaction of applicable deductibles, coinsurance amounts and out-of-pocket maximums under Welfare Plans of the Target or its Subsidiaries. Acquiror shall provide and recognize all accrued but unused vacation and sick days of employees of the Target and its Subsidiaries as of the Effective Time.

         SECTION 6.13. APPROPRIATE ACTION: CONSENTS; FILINGS. (a) The Target and Acquiror shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) Delaware Law, (C) the HSR Act and any related governmental request thereunder, and (D) any other applicable law; PROVIDED that Acquiror and the Target shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Target and Acquiror shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Offer Documents and the Schedule 14D-9) in connection with the transactions contemplated by this Agreement.

         (b) (i) Each of Acquiror and the Target shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents (including those set forth in Section 3.05(a)(iii)), (A) necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after Acquiror Sub's Election Date.

         (ii) In the event that Acquiror or the Target shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Target and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after Acquiror Sub's Election Date, from the failure to obtain such consent provided nothing in this provision shall require or imply a waiver of any condition to the Offer or the Merger.

         (c) From the date of this Agreement until Acquiror Sub's Election Date, each party shall promptly notify the other party of any pending, or to the best knowledge of the first party, threatened in writing, action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Transactions or
(ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Acquiror or, to the knowledge of such first party, any Acquiror Subsidiary to own or operate all or any portion of the businesses or assets of the Target.

         SECTION 6.14.  PAYMENTS IN RESPECT OF TARGET OPTIONS.

         (a) All amounts payable pursuant to Section 2.07 shall be subject to any required withholding of taxes and shall be paid without interest. Target shall use its best efforts to obtain all consents of the holders of the Options as shall be necessary to effectuate the provisions of this Agreement relating thereto. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Acquiror's request, be withheld in respect of any Option until all necessary consents are obtained.

         (b) The Target Option Plans shall terminate as of the Effective Time, and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of Target or any interest in respect of any capital stock of Target shall be deleted as of the Effective Time of the Merger, and Target shall ensure that following the Effective Time of the Merger no holder of a Option or any participant in any Target Option Plan or other Plan shall have any right thereunder to acquire any capital stock of Target or the Surviving Corporation.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO THE MERGER. The obligations of the Target, Acquiror, and Acquiror Sub to consummate the Merger are subject to the satisfaction of the following conditions, and only the following conditions:

         (a) this Agreement shall have been approved by the affirmative vote of the shareholders of the Target to the extent required by Delaware Law, the Target's Certificate of Incorporation and Bylaws and by the NASD (and its related entities) and the Chicago Stock Exchange.

         (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment, injunction or other order or statute, rule or regulation (each an "Order") which is in final effect and which has the effect of making the acquisition of Shares by Acquiror or Acquiror Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such Order and to appeal the entry thereof as promptly as possible;

         (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

         (d) Acquiror Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer sufficient to satisfy the Minimum Condition; PROVIDED, HOWEVER, that neither Acquiror nor Acquiror Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquiror Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Tender Offer Acceptance Date (or, in the case of a termination pursuant to Section 8.01(b), the Effective Time), notwithstanding any requisite approval of this Agreement and the transactions contemplated hereby as follows:

         (a) by mutual written consent duly authorized by the boards of directors of each of Acquiror, Acquiror Sub and the Target prior to the Tender Offer Acceptance Date; or

         (b) by either Acquiror or Target if the Tender Offer Acceptance Date shall not have occurred on or before June 1, 2001 or the Effective Date shall not have occurred on or before December 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Tender Offer Acceptance Date or the Effective Time to occur on or before such date; provided, that the passage of the period referred to in this Section 8.01(b) shall be tolled for any part thereof during which any party to this Agreement shall be subject to a nonfinal order or other action restraining, enjoining or otherwise prohibiting the purchase of shares of Target Common Stock pursuant to the Offer or the consummation of the Merger or the calling or holding of the Target Shareholders Meeting;

         (c) by Acquiror if: (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in ANNEX A hereto, Acquiror Sub shall have (A) terminated the Offer without having accepted any Shares for payment thereunder or (B) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such termination or failure listed above shall have been caused by or resulted from the failure of Acquiror or Acquiror Sub to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Acquiror or Acquiror Sub of any representation or warranty of either of them contained in this Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, (A) the Target's Board of Directors shall have failed to recommend or withdraws its approval or recommendation of this Agreement, the Offer or the Merger or shall have resolved to do so, (B) shall have recommended to the shareholders of the Target, or entered into, or publicly announced its intention to consummate, an agreement or agreement in principle with respect to any Superior Proposal or resolved to do so, or (C) a cash tender offer or exchange offer for fifty percent (50%) or more of the outstanding shares of capital stock of the Target is commenced (other than by Acquiror or its affiliates) and the Target's Board of Directors fails to recommend against the shareholders of the Target tendering their shares into such tender offer or exchange offer; (D) the Target shall have breached any of its obligations under
Section 6.05 in any material respect, and such breach shall have had a material adverse impact on the consummation of the Transactions; (E) the board of directors of the Target shall exempt any other person from the provisions of
Section 203 of Delaware Law or the Florida Control-Share Acquisition Law; or (F) any person shall have become an "Acquiring Person" under the Rights Plan, or the Board of Directors shall have taken action excluding a person from becoming an Acquiring Person who, in the absence of such Board action, would otherwise be an Aquiring Person under the Rights Plan; or

         (d) by the Target if: (i) Acquiror Sub shall have (A) failed to commence the Offer within fifteen (15) days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the terms of the Offer or as required under the Act, unless any such failure or termination listed above shall have been caused by or resulted from the failure of the Target or the Tendering Shareholder to perform in any material respect any covenant or agreement contained in this Agreement or the Voting and Tender Agreement, respectively, or the material breach by the Target or the Tendering Shareholder of any representation or warranty contained in this Agreement or the Voting and Tender Agreement, respectively; or (ii) the board of directors of the Target shall approve, and the Target shall enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that
(A) the Target is not and has not been in breach of Section 6.05, with respect to such Superior Proposal in any material respect and (B) the Target's board of directors authorizes the Target, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Target notifies Acquiror in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice;

         SECTION 8.02. FEES AND EXPENSES. (a) The Target shall pay or cause to be paid, in same day funds to the Acquiror, the "Acquiror Expenses" and the "Termination Fee" in the event this Agreement is terminated pursuant to Section 8.01(c)(ii) or 8.01(d)(ii); provided, however, that in the event this Agreement is terminated pursuant to clauses (B), (C), (E) or (F) of Section 8.01(c)(ii) or pursuant to Section 8.01(d)(ii), the Termination Fee shall not be payable unless the Superior Proposal, tender offer or other transaction giving rise to the termination is consummated. The "Acquiror Expenses" means the documented out-of-pocket fees and expenses reasonably incurred and paid by or on behalf of Acquiror in connection with this Agreement, the Offer, the Merger, the Voting and Tender Agreement or the consummation of any of the transactions contemplated hereby and thereby, including, without limitation, all governmental filing fees and fees and expenses of counsel, commercial banks, printers, paying agents, dealer managers, accountants, experts, and consultants up to a maximum amount of $400,000. The Acquiror Expenses shall be payable promptly after the termination of this Agreement giving rise to the obligation to pay such Acquiror Expenses. The Termination Fee means an amount equal to $690,000, less any previously paid Acquiror Expenses. Any Termination Fee payable pursuant to this Section 8.02(a) shall be payable as promptly as practicable following the consummation of the Superior Proposal or other transaction or event giving rise to the obligation to pay such Termination Fee.

         (b) In addition, in the event that after the date hereof a Business Combination Proposal shall have been made to the Target or any of its Subsidiaries or stockholders or any person shall have announced an intention (whether or not conditional) to make a Business Combination Proposal and thereafter this Agreement is terminated pursuant to Section 8.01(c)(i) or 8.01(d)(i) as a result of the Minimum Condition not being satisfied and within 12 months of such termination such person acquires, directly or indirectly, more than fifty percent (50%) of the Shares then outstanding or all or a material portion of the assets of Target and its Subsidiaries, then the Target shall pay Acquiror an amount equal to the Termination Fee, less any amounts, if any, paid pursuant to Section 8.02(b). Any amounts payable pursuant to this Section 8.02(a) shall be payable upon the consummation of the transaction or the occurrence of the event giving rise to such obligation.

         (c) Except as set forth in this Section, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement and the Transactions by the shareholders of the Target, no amendment may be made which would violate Delaware Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or condition benefiting such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Tender Offer Acceptance Date or upon termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Section 6.01, 6.02 and 6.03 shall survive until the Effective Date and the agreements set forth in Articles II and IX and Sections 6.03(c), 6.06, 6.07, 6.12, 6.13 and 6.14 shall survive termination indefinitely.

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         if to Acquiror or Acquiror Sub:

         Harris Corporation
         1025 West NASA Boulevard
         Melbourne, Florida   32919
         Attn:  Scott I. Mikuen, Esq.
         Telephone:  (321) 727-9125
         Facsimile:  (321) 727-9636

         with a copy to:

         T. Malcolm Graham, Esq.
         Holland & Knight LLP
         50 North Laura Street, Suite 3900
         Jacksonville, Florida   32202
         Telephone:  (904) 353-2000
         Facsimile:  (904) 358-1872
         if to the Target:

         Exigent International, Inc.
         1830 Penn Street
         Melbourne, Florida   32901
         Attn:  Bernie Smedley

         with a copy to:

         Noel H. Nation, Esq.
         Baker & McKenzie
         1200 Brickell Avenue, 19th Floor
         Miami, Florida  33131
         Telephone: (305) 789-8902
         Facsimile: (305) 789-8953


         SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "AFFILIATE" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

         (b) "BENEFICIAL OWNER" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

         (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Miami, Florida;

         (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "pERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (f) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Sections 6.06 and 6.12, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.06. INCORPORATION OF SCHEDULES. The Target Disclosure Schedule and the Acquiror Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING

OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE COUNTY OF BREVARD, FLORIDA.

         SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.11. WAIVER OF JURY TRIAL. Each of Acquiror, the Target and Acquiror Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Acquiror, the Target or Acquiror Sub in the negotiation, administration, performance and enforcement thereof.

         SECTION 9.12. ENTIRE AGREEMENT. This Agreement, the Target Disclosure Schedule, the Acquiror Disclosure Schedule, the confidentiality agreement, dated January 26, 2001, (the "CONFIDENTIALITY AGREEMENT"), and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Target have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                          HARRIS CORPORATION

                          By:  /S/Robert K. Henry
                               ------------------------------------------------
                                Robert K. Henry, President, Government
                                Communications System Division


                          MANATEE MERGER CORP.

                          By:  /S/Robert K. Henry
                               ------------------------------------------------
                                Robert K. Henry, Vice President


                          EXIGENT INTERNATIONAL, INC.

                          By:  /S/Bernie Smedley
                               ------------------------------------------------
                                Bernie Smedley, Chairman of the Board and Chief Executive Officer

                                     ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, Acquiror Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, if (i) the Minimum Condition shall not have been satisfied by the expiration date of the Offer; or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer. Furthermore, notwithstanding any other term or provision of the Offer or this Agreement, Acquiror and Acquiror Sub shall not be required to accept for payment or purchase any Shares, and may terminate the Offer at any time on or after the date of this Agreement and prior to the expiration of the Offer:

         (a) there shall have been instituted or pending any action or proceeding brought by any Governmental Authority before any court or Governmental Authority, agency or tribunal, domestic or foreign: (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Acquiror or Acquiror Sub, or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Acquiror's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Target and its Subsidiaries, taken as a whole, or of Acquiror and its Subsidiaries, taken as a whole, or to compel Acquiror or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Target and its Subsidiaries, taken as a whole, or of Acquiror and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Acquiror, Acquiror Sub or any of Acquiror's other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Acquiror, Acquiror Sub or any of Acquiror's other Subsidiaries or Affiliates on all matters properly presented to the Target's stockholders or (v) seeking to require divestiture by Acquiror, Acquiror Sub or any of Acquiror's other Subsidiaries or Affiliates of any Shares;

         (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

         (c) there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has a Material Adverse Effect on the Target;

         (d) the board of directors of the Target shall have failed to recommend, or shall have withdrawn or modified in a manner materially adverse to Acquiror its approval or recommendation of, this Agreement, the Offer or the Merger, or shall have recommended, or entered into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing);

         (e) there shall have occurred and be continuing any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war by or against the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof.

         (f) the Target shall have failed to perform or comply in any material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at, or any of the representations and warranties of the Target contained in this Agreement that are qualified as to materiality shall fail to be true and correct, or any such representations and warranties that are not so qualified shall fail to be true and correct in all material respects, each as of the MC Offer Expiration Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct, or true and correct in all material aspects, as the case may be, as of such date;

         (g) this Agreement shall have been terminated in accordance with its terms;

         (h) Acquiror Sub and the Target shall have agreed that Acquiror Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

         (i) all consents of and notices to or filings with Governmental Authorities (including specifically those applicable to defense industry contractors) and third parties required to be obtained prior to the MC Offer Expiration Date under the Agreement shall not have been obtained or made, other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Target or prevent or materially delay consummation of any of the Transactions.

         The foregoing conditions are for the sole benefit of Acquiror Sub and Acquiror and may be asserted by Acquiror Sub or Acquiror regardless of the circumstances giving rise to any such condition or may be waived by Acquiror Sub or Acquiror in whole or in part at any time and from time to time in their sole discretion. The failure by Acquiror or Acquiror Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right: the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


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